UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED

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Commencing on April 18, 2023, Wynn Resorts, Limited made available to shareholders the following communication in connection with its upcoming annual meeting of shareholders to be held on May 4, 2023.

Dear Fellow Shareholders,

The Board and the Compensation Committee of Wynn Resorts value the perspective of our shareholders and believe that shareholder engagement leads to enhanced governance practices. In our 2023 Proxy Report, we shared the common themes that emerged from our engagement conversations and details of changes we made in response (see the “What We Heard – How We Responded” table presented on page 2 of the 2023 Proxy Report). A further change we would like to highlight is our commitment to disclose the goals and actual achievement of those goals for our performance-based long-term incentive (“LTI”) equity grants in full at the end of each three-year performance period. The table below describes the vesting outcomes of the performance-based restricted stock granted to our executives in January 2020 for the three-year performance period ended December 31, 2022:

	Goal(1)	Threshold	Achievement	Outcome	Weighting
1.	Las Vegas Operations Revenue Fair Share of Hotel Rooms(2)	1.7x	2.0x	Vested	25%
2.	Las Vegas Operations Adjusted Property EBITDAR(4) Fair Share of Hotel Rooms(2)	1.5x	1.6x	Vested	25%
3.	Macau Operations Gross Gaming Revenue (“GGR”) Fair Share of Gaming Positions(3)	1.3x	1.3x	Vested	25%
4.	Macau Operations Adjusted Property EBITDAR(4) Fair Share of Gaming Positions(3)	1.3x	Did Not Achieve	Did Not Vest	25%

(1)	Each goal vests such that either 100% of the award vests if the performance target is achieved or 0% of the award vests if the performance target is not achieved.
(2)	Represents the share of Las Vegas Operations revenue or Adjusted Property EBITDAR relative to selected Las Vegas Strip peers divided by the Company’s share of hotel rooms among such peers.
(3)	Represents the share of Macau Operations GGR or Adjusted Property EBITDAR relative to selected Macau concessionaire peers divided by the Company’s share of gaming positions among such peers.
(4)

Adjusted Property EBITDAR is defined as net income (loss) before interest, income taxes, depreciation and amortization, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course, meeting and convention, and water rights leases), stock-based compensation, change in derivatives fair value, loss on extinguishment of debt, and other non-operating income and expenses. See our Annual Report on Form 10-K for the year ended December 31, 2022 (Item 8, Note 19—“Segment Information” to our Consolidated Financial Statements) for the definition of “Adjusted Property EBITDAR” and a reconciliation of Adjusted Property EBITDAR to net income/loss attributable to Wynn Resorts.

In addition, we would like to re-emphasize the actions taken following the outcome of the 2021 Say-on-Pay vote in May 2022. Informed by feedback from significantly increased shareholder outreach, the Compensation Committee meaningfully increased the proportion of the 2023 annual LTI equity grants that were performance-based to 55%, including 25% which will vest based on a three-year absolute total shareholder return (“TSR”) metric. The Compensation Committee is committed to maintaining a majority of incentive-based awards as performance-based. Similarly, we received feedback from our shareholders that the new CEO’s signing grant lacked performance hurdles. As reflected on page 2 of the 2023 Proxy Report, the Compensation Committee explained its rationale for that specific signing grant. In the future, the Compensation Committee will seriously consider the feedback from our shareholders on the preference for performance hurdles in such grants, while exercising its ultimate business judgement based on the circumstances that then exist.

We therefore request that you consider the additional items highlighted in this letter when evaluating your vote for Proposal 3: Advisory Vote to Approve the Compensation of Named Executive Officers. As stated in the Company’s 2023 Proxy Report, the Board unanimously recommends a vote FOR the non-binding advisory vote on executive compensation.

In addition, as presented in the Company’s 2023 Proxy Report, we believe that Mr. Byrne is a valuable member of the Board. Mr. Byrne has extensive high-level experience in the investment banking and financial services industries, adding expertise in corporate finance and substantial knowledge of the public and private capital markets to our Board, with deep knowledge of the gaming industry. We reiterate the Board’s unanimous recommendation to vote FOR Mr. Byrne to serve as a Class III director until the 2026 Annual Meeting of Shareholders.

Thank you for your continued support of Wynn Resorts.

Sincerely,

/s/ Philip G. Satre	/s/ Betsy S. Atkins

Philip G. Satre	Betsy S. Atkins
Chair of the Board of Directors	Chair of the Compensation Committee